EXHIBIT 99.1

PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

On January 31, 2007, Baldor completed its acquisition of the Reliance Electric industrial motors business and Dodge mechanical power transmission business (together known as the “Acquired Businesses”) from Rockwell Automation and certain of its subsidiaries for total consideration of approximately $1.8 billion, subject to adjustment (the “Acquisition”). Baldor used the proceeds from its offering of senior unsecured notes and common stock, together with $1.0 billion in term loan borrowings under its senior secured credit facility and the issuance of 1.58 million shares of common stock to Rockwell Automation of Ohio, Inc. to pay the purchase price for the Acquisition, to repay substantially all indebtedness existing prior to the Acquisition and to pay fees and expenses related thereto (collectively, the “Transactions”).

The following unaudited pro forma condensed combined statement of earnings should be read in conjunction with historical consolidated financial statements and related notes of both Baldor and the Power Systems Group which are included or incorporated by reference in Baldor’s filings with the Securities and Exchange Commission.

The unaudited pro forma condensed combined statement of earnings for the six months ended June 30, 2007, presented herein gives effect to the Acquisition and the Transactions as if they occurred on January 1, 2007, and combines the historical consolidated statement of earnings of Baldor for the six months ended June 30, 2007, with the historical consolidated statement of earnings of Power Systems for the one month ended January 31, 2007. Because the Acquisition was completed January 31, 2007, historical information for Power Systems is only presented for the one month ended January 31, 2007, as the results of operations for Power Systems for February 1, 2007, through June 30, 2007, are reflected in the statement of earnings for Baldor.

The historical consolidated financial statements have been adjusted to give effect to pro forma items that are (i) directly attributable to the Acquisition and the Transactions, and (ii) factually supportable. The pro forma events must be expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of what the actual combined results of operations would be for future periods.

The unaudited pro forma condensed combined statement of earnings was prepared using the purchase method of accounting to account for the Acquisition. Accordingly, we have adjusted the historical consolidated statement of earnings to give effect to the consideration issued in connection with the Acquisition.

The unaudited pro forma condensed combined statement of earnings does not include the impacts of any revenue, cost or other operating synergies that may result from the Acquisition or any related restructuring costs. The unaudited pro forma condensed combined statement of earnings does not reflect certain amounts resulting from the Acquisition because we consider them to be of a non-recurring nature. Such amounts may be comprised of restructuring and other exit costs and non-recurring costs relating to the integration of Baldor and the Acquired Businesses.

Based on Baldor’s review of Power Systems’ summary of significant accounting policies disclosed in the latter’s historical financial statements, the nature and amount of any adjustments to the historical financial statements of Power Systems to conform their accounting policies to those of Baldor were not significant.

Baldor Electric Company and Affiliates

Unaudited Pro Forma Condensed Combined Statement of Earnings

For the Six Months Ended June 30, 2007

(in thousands except for per share data)

	Historical		Pro Forma
	Six Months Ended June 30, 2007	Month Ended January 31, 2007
	Baldor	Power Systems	Adjustments		Baldor Pro Forma
Consolidated Statement of Earnings Data:

Net sales	$887,309	$94,105	$—		$981,414
Cost of goods sold	626,163	66,545	(790	) 1,2,3,5,7	691,918

Gross profit	261,146	27,560	790		289,496
Selling and administrative	139,903	14,844	(855	) 5,7	153,892

Operating profit (1)	121,243				135,604
Other income (expense), net	1,670	(135)	—		1,535
Interest	(50,913)	(113)	(9,963	) 4	(60,989)

Earnings before income taxes	72,000	12,468	(8,318)		76,150
Income taxes	25,920	4,488	(2,995	) 6	27,413

Net Earnings	$46,080	$7,980	$(5,323)		$48,737

Net earnings per share – basic	$1.06				$1.07
Net earnings per share – diluted	$1.04				$1.05
Weighted average shares outstanding – basic	43,452		2,175	8	45,627
Weighted average shares outstanding – diluted	44,110		2,175	8	46,285

See Notes to Unaudited Pro Forma Condensed Combined Financial Information

(1)	Operating profit not presented on Power Systems Historical Statements and Adjustments as Power Systems has not presented Operating profit historically.

NOTES TO THE UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

(Dollars in thousands)

The pro forma adjustments included in the unaudited pro forma condensed combined statement of earnings are as described below.

1.	The historical financial statements of Power Systems included revenues and expenses related to certain non-custom drives that were purchased from Rockwell Automation. After the Acquisition, Baldor may continue to purchase those drives from Rockwell Automation at an increased price. This adjustment represents increased Cost of goods sold to reflect the effect of increased pricing, amounting to $300.

2.	Reflects the elimination of amortization of intangibles of $160 in Cost of goods sold for Power Systems related to intangible assets recorded on the historical financial statements of Power Systems; and the inclusion of amortization expense of $1,036 for the month ended January 31, 2007, in relation to the intangible assets acquired.

3.	Reflects the incremental depreciation expense of $704 in relation to the step-up in fair value of fixed assets for the month ended January 31, 2007.

4.	Reflects the elimination of interest expense related to debt to be repaid in the Transactions and the addition of assumed interest expense for senior notes and senior secured credit facility, in connection with the issuance of new debt in the Transactions. Historic interest expense eliminated amounts to $42 for the month ended January 31, 2007. Estimated interest expense amounts to $10,005 for the month ended January 31, 2007, assuming a weighted average interest rate of 7.7% for the new debt. The adjustment assumes amortization of debt issuance costs on a straight-line basis over the respective maturities of the indebtedness. A portion of the new debt bears interest at a variable rate. For each 0.125% change in interest rate, annual interest expense would change by $1,194.

5.	Baldor’s defined contribution plan expense is based on 12% of pre-tax pre-profit sharing earnings. The pro forma Transaction adjustments reduce pre-tax earnings. Accordingly, profit sharing expense is reduced by $1,422 ($1,179 in Cost of goods sold and $243 in Selling and administrative) for the month ended January 31, 2007.

6.	Tax effect of adjustments such that the pro forma results reflect an effective tax rate comparable to the historical rate of Baldor.

7.	Reflects the elimination of pension and post-retirement benefit expense of $4,003 ($2,838 in Cost of goods sold and $1,165 in Selling and administrative) for the month ended January 31, 2007; and the inclusion of defined contribution plan expense of $1,900 ($1,347 in Cost of goods sold and $553 in Selling and administrative) for the month ended January 31, 2007. Certain pension and post-retirement benefit plans historically maintained by Power Systems were replaced with Baldor’s defined contribution plan.

8.	Basic net earnings per share is calculated by dividing the net earnings for the period by the weighted average common shares outstanding for the period, inclusive of the 1,579,280 shares issued to Rockwell Automation and the 11,725,000 shares issued in the Common Stock offering. Weighted average common shares outstanding for the diluted net earnings per share calculation includes the shares issued to Rockwell Automation, the shares issued in the Common Stock offering and the dilutive effects of outstanding stock options.